UNITED STATES
	                SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.     )

                                HomeStore Inc.
                    ---------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    ---------------------------------------
                         (Title of Class of Securities)

                                   437852106
                               ------------------
                                 (CUSIP Number)

  		                  December 31, 2004
       -------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   X  ]    Rule 13d-1(b)

	[      ]    Rule 13d-1(c)

	[      ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO. 437852106
--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO INVESTMENT ADVISORS INC., a California corporation, AMERINDO INVESTMENT ADVISORS, INC., a Panama corporation, AMERINDO INVESTMENT ADVISORS INC. PROFIT SHARING PLAN, AMERINDO ADVISORS (UK) LIMITED RETIREMENT BENEFITS SCHEME, ALBERTO W. VILAR, GARY A. TANAKA, JAMES P.F. STABLEFORD and RENATA LEPORT, who disaffirm the existence of any group and who are sometimes collectively referred to as the "Reporting Persons."

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     See Item 4 of separate cover pages for Reporting Persons

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   7,500 shares in the aggregate for all Reporting Persons
Person with         and as to all but a portion of which beneficial ownership
		    is disclaimed

	    	    (6)  Shared Voting Power

                    7,473,138 shares in the aggregate for all Reporting Persons and as to all but up to 53,400 shares of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power

		    7,500 shares in the aggregate for all Reporting Persons and as to all but a portion of which beneficial ownership is disclaimed


                    (8)  Shared Dispositive Power

                    7,473,138 shares in the aggregate for all Reporting Persons and as to all but up to 53,400 shares of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,526,538 shares in the aggregate for all Reporting Persons and as to all but up to 53,400 shares of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.13%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                          IA, EP,IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO INVESTMENT ADVISORS INC.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    7,473,138 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    7,473,138 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,473,138 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   5.09%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO INVESTMENT ADVISORS, INC.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Panama
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    0 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    0 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     0 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.00%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     Amerindo Investment Advisors Inc. Profit Sharing Plan

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     New York
--------------------------------------------------------------------------------

Number of Shares
Beneficially Owned  (5)  Sole Voting Power
by Each Reporting
Person with	    7,500 shares, as to all of which beneficial ownership
                    is disclaimed

         	    (6)  Shared Voting Power			      None

                    (7)  Sole Dispositive Power

		    7,500 shares, as to all of which beneficial ownership is disclaimed

                    (8)  Shared Dispositive Power            	      None


-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,500 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                EP
     (See Instructions)

--------------------------------------------------------------------------------

				SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO ADVISORS (UK) LIMITED RETIREMENT BENEFITS SCHEME

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United KINGDOM
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    45,900 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    45,900 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     45,900 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.03%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                EP
     (See Instructions)

--------------------------------------------------------------------------------

          			SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     ALBERTO W. VILAR

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   7,500 shares, as to only a portion of which beneficial
Person with	    ownership is affirmed

   	            (6)  Shared Voting Power

                    7,473,138 shares, as to all but up to 53,400 shares of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power

                    7,500 shares, as to only a portion of which beneficial ownership is affirmed

                    (8)  Shared Dispositive Power

                    7,473,138 shares, as to all but up to 53,400 shares of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,526,538 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.13%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     GARY A. TANAKA

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    7,480,638 shares, as to all but up to 45,900 shares of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    7,480,638 shares, as to all but up to 45,900 shares of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,519,038 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.03%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

					SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     JAMES P.F. STABLEFORD

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    45,900 shares, as to all of which beneficial ownership is affirmed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    45,900 shares, as to all of which beneficial ownership is affirmed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     45,900 shares, as to all of which beneficial ownership is affirmed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.03%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

				  SCHEDULE 13G

CUSIP NO.   437852106

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     RENATA LE PORT

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    45,900 shares, as to all of which beneficial ownership is affirmed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    45,900 shares, as to all of which beneficial ownership is affirmed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     45,900 shares, as to all of which beneficial ownership is affirmed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.03%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

Item 1.
------

     (a) The name of issuer as to whose securities this statement relates is Homestore, Inc. (the "Issuer").

     (b) The address of Issuer's principal place of business is 30700 Russell Ranch Road, Westlake Village, CA 91362.


Item 2.
-------

     (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2310, San Francisco, California, 94111 ("Amerindo"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama"), the Amerindo Investment Advisors Inc. Profit Sharing Plan, whose address is 399 Park Avenue, 22nd
Floor, New York, NY 10022 (the "Plan"), the Amerindo Advisors (UK) Limited Retirement Benefits Scheme, whose address is 43 Grosvenor Street, London WIX
9PG England (the "Retirement Benefits Scheme"), Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford, and Renata Le Port (sometimes hereinafter collectively referred to as the"Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo and Amerindo Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Plan and the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting change or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities. Alberto W. Vilar is sole trustee of the Plan, and Messrs. Alberto W. Vilar, Gary A.
Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme (which are qualified employee benefit plans).
Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients, and because the trustee of the Plan and the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of Homestore, Inc., Cusip Number 437852106.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
------   (c), check whether the person filing is a:

     (a-i) Inapplicable.

     (j) This statement is being filed jointly by the Reporting Persons, although each of them expressly disaffirms membership in any group under Rule 13d-5 under the Exchange Act.

Item 4.  Ownership.
------   ---------

     (a-c) The following table sets forth for each of the Advisor Entities and for the Plan the aggregate number of shares of the Common Stock of the Issuer beneficially owned by such person as of December 31, 2004, and the percentage which such shares constitute of the total number of shares outstanding, as reflected on the Issuer's Form 10Q for the Quarter ended September 30, 2004, unless based on more recent information obtained directly from the Issuer (with beneficial ownership determined as set forth in Rule 13d-3 under the Exchange Act, but with beneficial ownership being expressly disclaimed). Messrs. Vilar and Tanaka, as the sole shareholders and directors of the Advisor Entities, share with each other investment and dispositive power as to all of the shares shown as owned by the Advisor Entities, who otherwise have sole investment and dispositive power with respect thereto, except that each client of the Advisor Entities has the unilateral right to terminate the advisory agreement with the Advisor Entity in question on notice which typically need not exceed 30 days. Alberto W. Vilar is sole trustee of the Plan, and Messrs. Alberto W. Vilar, Gary A. Tanaka, James P.F.
Stableford and Ms. Renata LePort are joint trustees of the Retirement
Benefits Scheme.

Name                         No. of Shares                   Percent of Class
----                      ---------------                   ------------------

Amerindo                       7,473,138                            5.09%

Amerindo Panama                        0                            0.00%

Plan			           7,500  			    0.01%

Retirement Benefits
  Scheme			  45,900    			    0.03%

Alberto W. Vilar               7,526,538                            5.13%

Gary A. Tanaka                 7,519,038                            5.12%

James P.F. Stableford		  45,900		    	    0.03%

Renata Le Port			  45,900			    0.03%

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Inapplicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         The subject shares are all owned by clients of the Advisor Entities or by the Plan and the Retirement Benefits Scheme.

Item 7.  Identification and Classification of the Subsidiary Which
------   ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Inapplicable.


Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

	(a-c) This statement is being filed by Amerindo Investment Advisors Inc., a
California corporation whose principal executive offices are located at One
Embarcadero Center, Suite 2310, San Francisco, California, 94111 ("Amerindo"),
Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista,
Apartado 6277, Panama 5, Panama ("Amerindo Panama"), the Amerindo Investment
Advisors Inc. Profit Sharing Plan, whose address is 399 Park Avenue, 22nd
Floor, New York, NY 10022 (the "Plan"), the Amerindo Advisors (UK) Limited
Retirement Benefits Scheme, whose address is 43 Grosvenor Street, London WIX
9PG England (the "Retirement Benefits Scheme"), Alberto W. Vilar, Gary A.
Tanaka, James P.F. Stableford, and Renata Le Port (sometimes hereinafter collectively referred to as the"Reporting Persons").  Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise.  Amerindo and Amerindo Panama are sometimes hereinafter collectively referred to as the
"Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Plan and the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting change or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities. Alberto W. Vilar is sole trustee of the Plan, and Messrs. Alberto W. Vilar, Gary A.
Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme (which are qualified employee benefit plans).
Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients, and because the trustee of the Plan and the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

	(d-e) This statement is being filed as to the Common Stock of Homestore, Inc., Cusip Number 437852106.




Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Inapplicable.

Item 10.  Certification.
-------   -------------

     By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.

                                         AMERINDO INVESTMENT ADVISORS INC.,
                                         a California corporation


                                         By: /s/ Alberto W. Vilar
                                             -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                          AMERINDO INVESTMENT ADVISORS, INC.,
                                          a Panama Corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


					 AMERINDO INVESTMENT ADVISORS INC.
					 PROFIT SHARING PLAN


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE

					 AMERINDO ADVISORS (UK) LIMITED
					 RETIREMENT BENEFITS SCHEME

					  By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE


                                          By: /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA, TRUSTEE


					  By: /s/ James P.F. Stableford
                                              ------------------------------
                                              JAMES P.F. STABLEFORD, TRUSTEE


					  By: /s/ Renata Le Port
                                              ------------------------------
                                              RENATA LE PORT, TRUSTEE


					  By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR


				   	  By: /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA

                                   EXHIBIT A

                                 HOMESTORE,INC.

                                  COMMON STOCK

                                   437852106


We hereby agree that the within Statement on Schedule 13G regarding our beneficial ownership of Common Stock is filed on behalf of each of us.

					 AMERINDO INVESTMENT ADVISORS INC.,
                                         a California corporation


                                         By: /s/ Alberto W. Vilar
                                             -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                          AMERINDO INVESTMENT ADVISORS, INC.,
                                          a Panama Corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


					 AMERINDO INVESTMENT ADVISORS INC.
					 PROFIT SHARING PLAN


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE

					 AMERINDO ADVISORS (UK) LIMITED
					 RETIREMENT BENEFITS SCHEME

					  By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE


                                          By: /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA, TRUSTEE


					  By: /s/ James P.F. Stableford
                                              ------------------------------
                                              JAMES P.F. STABLEFORD, TRUSTEE


					  By: /s/ Renata Le Port
                                              ------------------------------
                                              RENATA LE PORT, TRUSTEE


					  By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR


				   	  By: /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA

                                   EXHIBIT B

                                 HOMESTORE, INC.

                                  COMMON STOCK

                                   437852106


Although we hereby disaffirm the existence of a group as set forth under Rule 13d-5 under the Securities Exchange Act of 1934, as amended, this statement is being made on behalf of the following Reporting Persons:

Name					Item 3 Classification
---------------------------             ---------------------------------
Amerindo Investment Advisors Inc.	(E) Investment Adviser
Amerindo Investment Advisors, Inc.	(E) Investment Adviser
Amerindo Investment Advisors Inc.	(F) Employee Benefit Plan
Profit Sharing Plan
Amerindo Advisors (UK) Limited		(F) Employee Benefit Plan
Retirement Benefits Scheme
Alberto W. Vilar			(G) Control Person
Gary A. Tanaka				(G) Control Person



                                         AMERINDO INVESTMENT ADVISORS INC.,
                                         a California corporation


                                         By: /s/ Alberto W. Vilar
                                             -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                          AMERINDO INVESTMENT ADVISORS, INC.,
                                          a Panama Corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


					 AMERINDO INVESTMENT ADVISORS INC.
					 PROFIT SHARING PLAN


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE

					 AMERINDO ADVISORS (UK) LIMITED
					 RETIREMENT BENEFITS SCHEME

					  By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, TRUSTEE


                                          By: /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA, TRUSTEE


					  By: /s/ James P.F. Stableford
                                              ------------------------------
                                              JAMES P.F. STABLEFORD, TRUSTEE


					  By: /s/ Renata Le Port
                                              ------------------------------
                                              RENATA LE PORT, TRUSTEE


					  By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR


				   	  By: /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA



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